Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, October 27, 2016

TFS FINANCIAL REPORTS RECORD YEAR OF EARNINGS
Board Approves Repurchase of Up To 10 Million Shares

(Cleveland, OH - October 27, 2016) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2016. The Company also announced that the Board of Directors approved the Company’s eighth stock repurchase program, which authorizes the repurchase of up to 10,000,000 shares of the Company’s outstanding common stock. The Company’s seventh repurchase program authorized the repurchase of 10,000,000 shares and began August 4, 2015. Currently over 9,600,000 shares have been repurchased under that plan.
The Company reported net income of $80.6 million for the fiscal year ended September 30, 2016, compared to net income of $72.6 million for the fiscal year ended September 30, 2015. The improvement was primarily due to a combination of a decrease in the provision for loan losses and a decrease in non-interest expenses. The Company reported net income of $22.8 million for the three months ended September 30, 2016, compared to net income of $23.0 million for the three months ended September 30, 2015. While there was no significant change in net income between the three month periods, lower non-interest expenses in the current period were offset by a reduced negative provision for loan losses.
“We’re excited to announce a record year of earnings, as well as continued loan origination growth,” said Chairman and CEO Marc A. Stefanski.  “We reported net income of $80.6 million for the fiscal year ended September 30, 2016, the highest in the history of Third Federal. Our growth this year was driven in part by an 11% increase in overall loan originations, including a 15% increase in home purchase originations over last year.  Thank you to our customers, associates, shareholders and communities we serve for their contributions and ongoing support during this very successful year."
Loan performance metrics have continued to improve, resulting in a negative provision for loan losses for both the three months and fiscal year ended September 30, 2016. Gross loan charge-offs decreased to $14.9 million in the current fiscal year from $21.4 million in the prior fiscal year, while loan recoveries have stayed strong, $13.1 million in the current fiscal year and $14.5 million in the prior fiscal year, allowing for a reduction in the overall loan loss provision. A negative provision for loan losses of $3.0 million was recorded for the three months ended September 30, 2016 compared to a negative provision of $6.0 million for the three months ended September 30, 2015. The Company recorded a negative provision for loan losses of $8.0 million for the fiscal year ended September 30, 2016 compared to a negative provision of $3.0 million for the fiscal year ended September 30, 2015. The Company reported $29 thousand and $1.8 million of net loan charge-offs for the three months and fiscal year, respectively, ended September 30, 2016, compared to $0.7 million and $6.8 million of net loan charge-offs for the three months and fiscal year, respectively, ended September 30, 2015. Of the $1.8 million of net charge-offs in the current fiscal year, $0.6 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $0.1 million of net recoveries occurred in the home equity loans and lines of credit portfolio and $1.3 million occurred in the Home Today portfolio. The allowance for loan losses was $61.8 million, or 0.53% of total loans receivable, at September 30, 2016, compared to $71.6 million, or 0.64% of total loans receivable, at September 30, 2015. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $121.9 million at September 30, 2016 and $135.7 million at September 30, 2015.

Non-accrual loans decreased $16.8 million to $90.0 million, or 0.76% of total loans, at September 30, 2016 from $106.8 million, or 0.95% of total loans, at September 30, 2015. The $16.8 million decrease in non-accrual loans for the fiscal year ended September 30, 2016 consisted of an $11.0 million decrease in the residential core portfolio; a $2.3 million decrease in the home equity loans and lines of credit portfolio; a $3.1 million decrease in the Home Today portfolio; and a $0.4 million decrease in the construction portfolio.
Total loan delinquencies decreased $13.5 million to $52.0 million, or 0.44% of total loans receivable, at September 30, 2016 from $65.5 million, or 0.58% of total loans receivable, at September 30, 2015. The real estate owned portfolio decreased $10.7 million, or 61.2%, to $6.8 million at September 30, 2016 from $17.5 million at September 30, 2015.
Total troubled debt restructurings decreased $7.7 million, to $170.6 million at September 30, 2016, from $178.3 million at September 30, 2015. Of the $170.6 million of troubled debt restructurings recorded at September 30, 2016, $95.2 million was in the residential core portfolio, $26.8 million was in the home equity loans and lines of credit portfolio and $48.6 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $63.7 million at September 30, 2016 and $70.5 million at September 30, 2015.

Net interest income was generally unchanged for both the three months and fiscal year ended September 30, 2016, as compared to the corresponding periods ended September 30, 2015. Interest income from loans in the current periods was higher as the average balance of loans for the three months and fiscal year ended September 30, 2016 increased $458.9 million and $428.8 million, respectively, as compared to the corresponding periods ended September 30, 2015. However, the average balance of total interest-earning assets actually decreased from the previous year because last year's average balances reflected higher average balances of interest-earning cash equivalents due to the use of the strategy to increase net income through the use of lower rate, short term borrowings from the Federal Home Loan Bank (the "FHLB") and investing those funds at the Federal Reserve. The essentially risk-free strategy can increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. Due to decreased net yield related to the strategy, the strategy was not utilized during the current year. The resulting reduction of lower rate short term borrowings through the year contributed to the higher average cost of interest-bearing liabilities. The strategy remains an option, dependent on market rates, that can be utilized in the future. The average cost of our interest-bearing liabilities is also higher in the current year, due in part to an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics. In addition, interest rate swaps were used during the current fiscal year to extend the duration of some short-term FHLB advances and to refinance some existing FHLB advances into lower effective interest rates. Net interest income was $67.6 million for the three months ended September 30, 2016 and $68.0 million for the three months ended September 30, 2015. Net interest income was $270.4 million for the fiscal year ended September 30, 2016 and $270.1 million for the fiscal year ended September 30, 2015. The interest rate spread was 2.05% for the three months ended September 30, 2016 and 2.07% for the three months ended September 30, 2015. The interest rate spread for the fiscal year ended September 30, 2016 was 2.09%, compared to 2.03% for the prior year. The net interest margin for the three months ended September 30, 2016 was 2.18%, compared to 2.21% for the three months ended September 30, 2015. The net interest margin for the fiscal year ended September 30, 2016 was 2.23%, as compared to 2.17% for the fiscal year ended September 30, 2015. The net interest rate spread and net interest margin reported in the fiscal 2015 periods were diluted by the effect of the borrowing and reinvesting strategy described above.
Total non-interest expenses decreased $3.3 million to $42.1 million for the three months ended September 30, 2016 from $45.4 million for the three months ended September 30, 2015, with decreases in real estate owned expenses and salaries and benefits representing the major reductions. Total non-interest expenses decreased $7.0 million to $181.0 million for the fiscal year ended September 30, 2016 from $188.0 million for the fiscal year ended September 30, 2015. Decreases in marketing, real estate owned expenses and other operating expenses were partially offset by increases in office, property, equipment and software expenses. Lower levels of real estate owned assets and improved execution on the disposition of those assets, as well as lower professional fees helped contribute to the lower overall expenses.
Total assets increased by $545.2 million, or 4%, to $12.91 billion at September 30, 2016 from $12.37 billion at September 30, 2015. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments.
The combination of cash and cash equivalents and investment securities increased $8.7 million, or 1%, to $749.1 million at September 30, 2016 from $740.4 million at September 30, 2015. However, the average balance of interest-earning cash equivalents for the fiscal year ended September 30, 2016 was $143.1 million, compared to $851.0 million for the fiscal year ended September 30, 2015, reflecting the larger short-term investment balance maintained part of the prior year in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $525.8 million, or 5%, to $11.71 billion at September 30, 2016 from $11.19 billion at September 30, 2015. Residential core mortgage loans, including those held for sale, increased $611.3 million during the fiscal year ended September 30, 2016, while the home equity loans and lines of credit portfolio decreased $94.0 million. Total first mortgage loan originations were $2.59 billion for the fiscal year ended September 30, 2016, of which 44% were adjustable rate mortgages and 23% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2016, loan sales of $200.3 million were completed, consisting of $154.6 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract, $15.6 million of fixed-rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II) and $30.0 million of fixed rate loans delivered to the FHLB under their Mortgage Purchase Program. Net gain on the sale of these loans was $6.2 million. During the fiscal year ended September 30, 2015, loan sales of $160.1 million were completed, consisting of $132.6 million of fixed-rate first mortgage loans to Fannie Mae and $27.5 million of fixed-rate loans that qualified under HARP II. Net gain on the sale of these loans was $4.5 million.
Deposits increased $45.5 million, or 1%, to $8.33 billion at September 30, 2016 from $8.29 billion at September 30, 2015. The increase in deposits was the result of a $96.5 million decrease in our savings accounts, a $0.9 million increase in our checking accounts, and a $141.0 million increase in our certificates of deposit ("CDs") for the fiscal year ended September 30,

2016. Total deposits include $539.8 million and $520.1 million of brokered CDs at September 30, 2016 and September 30, 2015, respectively.
Borrowed funds, all from the FHLB, increased $550.2 million, to $2.72 billion at September 30, 2016 from $2.17 billion at September 30, 2015. This increase reflects an additional $490.3 million of new, mainly four- to five-year term advances plus a $96.0 million increase in the balance of overnight advances and partially offset by other principal repayments, as a combination of loan growth and share repurchases led to increased cash demands. Included in the longer term advances was $450 million of new 90 day advances that have an effective duration at inception of four to seven years as a result of interest rate swap contracts. In addition, to reduce future interest costs, another $150 million of existing approximate four-year advances were prepaid and replaced with new four- and five-year interest rate swap arrangements. Prepayment penalties related to the $150 million of restructuring will be recognized in interest expense over the remaining term of the swap contracts. The average balance of borrowed funds for the fiscal year ended September 30, 2016 was $2.28 billion, while the average balance for the fiscal year ended September 30, 2015 was $2.31 billion, reflecting the larger borrowing balance maintained during a portion of the prior year period in connection with the strategy to increase net income discussed earlier.
Total shareholders' equity decreased $68.9 million to $1.66 billion at September 30, 2016 from $1.73 billion at September 30, 2015. Activity reflects $80.6 million of net income in the current fiscal year reduced by $128.4 million of repurchases of outstanding common stock, four quarterly dividends totaling $23.4 million, and a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the three months ended September 30, 2016, a total of 1,877,500 shares of our common stock were repurchased at an average cost of $17.99 per share. A total of 7,210,500 shares were repurchased at an average cost of $17.81 per share during the fiscal year ended September 30, 2016. At September 30, 2016, there were 899,500 shares remaining to be purchased under the Company's seventh repurchase program, and as mentioned earlier, the Company has announced the approval of its eighth repurchase program, which will commence following the completion of the current seventh program. The Company declared and paid a quarterly dividend of $0.10 per share during each of the first three fiscal quarters and a dividend of $0.125 per share during the fourth fiscal quarter. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 80% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 26, 2016 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $0.375 per share of future possible dividends to be declared on the Company’s common stock during the three quarters ending December 31, 2016, March 31, 2017 and June 30, 2017.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At September 30, 2016 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.73%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.33% and its total capital ratio was 22.22%. Additionally, the Company's Tier 1 leverage ratio was 13.07%, its Common Equity Tier 1 and Tier 1 ratios were each 23.72% and its total capital ratio was 24.60%.
Presentation slides as of September 30, 2016 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning October 28, 2016. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2016, the Company’s assets totaled $12.91 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2016	September 30, 2015
ASSETS
Cash and due from banks	$27,914	$22,428
Interest-earning cash equivalents	203,325	132,941
Cash and cash equivalents	231,239	155,369
Investment securities available for sale (amortized cost $517,228 and $582,091, respectively)	517,866	585,053
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	4,686	116
Loans held for investment, net:
Mortgage loans	11,748,099	11,245,557
Other loans	3,116	3,468
Deferred loan expenses, net	19,384	10,112
Allowance for loan losses	(61,795)	(71,554)
Loans, net	11,708,804	11,187,583
Mortgage loan servicing assets, net	8,852	9,988
Federal Home Loan Bank stock, at cost	69,853	69,470
Real estate owned	6,803	17,492
Premises, equipment, and software, net	61,003	57,187
Accrued interest receivable	32,818	32,490
Bank owned life insurance contracts	200,144	195,861
Other assets	72,010	58,277
TOTAL ASSETS	$12,914,078	$12,368,886
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,331,368	$8,285,858
Borrowed funds	2,718,795	2,168,627
Borrowers’ advances for insurance and taxes	92,313	86,292
Principal, interest, and related escrow owed on loans serviced	49,401	49,493
Accrued expenses and other liabilities	61,743	49,246
Total liabilities	11,253,620	10,639,516
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 284,219,019 and 290,882,379 outstanding at September 30, 2016 and September 30, 2015, respectively	3,323	3,323
Paid-in capital	1,716,818	1,707,629
Treasury stock, at cost; 48,099,731 and 41,436,371 shares at September 30, 2016 and September 30, 2015, respectively	(681,569)	(548,557)
Unallocated ESOP shares	(57,418)	(61,751)
Retained earnings—substantially restricted	698,930	641,791
Accumulated other comprehensive loss	(19,626)	(13,065)
Total shareholders’ equity	1,660,458	1,729,370
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,914,078	$12,368,886

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$94,961	$93,179	$375,624	$369,302
Investment securities available for sale	1,983	2,250	9,390	9,571
Other interest and dividend earning assets	928	993	3,427	4,604
Total interest and dividend income	97,872	96,422	388,441	383,477
INTEREST EXPENSE:
Deposits	22,667	22,627	90,000	93,526
Borrowed funds	7,579	5,815	28,026	19,824
Total interest expense	30,246	28,442	118,026	113,350
NET INTEREST INCOME	67,626	67,980	270,415	270,127
PROVISION FOR LOAN LOSSES	(3,000)	(6,000)	(8,000)	(3,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	70,626	73,980	278,415	273,127
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,899	1,874	7,423	7,972
Net gain on the sale of loans	1,585	1,182	6,161	4,519
Increase in and death benefits from bank owned life insurance contracts	1,613	2,232	7,409	7,324
Other	927	998	3,959	4,445
Total non-interest income	6,024	6,286	24,952	24,260
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,224	24,692	96,281	95,638
Marketing services	3,805	2,519	16,956	19,904
Office property, equipment and software	6,236	5,532	23,862	22,048
Federal insurance premium and assessments	2,161	2,780	10,377	11,135
State franchise tax	1,327	1,514	5,459	5,914
Real estate owned expense, net	72	2,717	5,772	9,705
Other operating expenses	5,229	5,617	22,297	23,648
Total non-interest expense	42,054	45,371	181,004	187,992
INCOME BEFORE INCOME TAXES	34,596	34,895	122,363	109,395
INCOME TAX EXPENSE	11,790	11,872	41,810	36,804
NET INCOME	$22,806	$23,023	$80,553	$72,591

Earnings per share—basic and diluted	$0.08	$0.08	$0.28	$0.25
Weighted average shares outstanding
Basic	279,302,352	286,031,887	281,566,648	289,935,861
Diluted	281,402,921	288,529,026	283,785,713	292,210,417

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$188,299	$234	0.50%	$480,096	$300	0.25%
Investment securities	—	—	—%	2,008	6	1.20%
Mortgage-backed securities	518,699	1,983	1.53%	572,577	2,244	1.57%
Loans (1)	11,612,767	94,961	3.27%	11,153,883	93,179	3.34%
Federal Home Loan Bank stock	69,853	694	3.97%	69,470	693	3.99%
Total interest-earning assets	12,389,618	97,872	3.16%	12,278,034	96,422	3.14%
Noninterest-earning assets	348,500			322,410
Total assets	$12,738,118			$12,600,444
Interest-bearing liabilities:
NOW accounts	$980,630	$277	0.11%	$993,126	$340	0.14%
Savings accounts	1,511,469	630	0.17%	1,617,299	751	0.19%
Certificates of deposit	5,855,367	21,760	1.49%	5,745,440	21,536	1.50%
Borrowed funds	2,531,993	7,579	1.20%	2,315,740	5,815	1.00%
Total interest-bearing liabilities	10,879,459	30,246	1.11%	10,671,605	28,442	1.07%
Noninterest-bearing liabilities	176,181			171,629
Total liabilities	11,055,640			10,843,234
Shareholders’ equity	1,682,478			1,757,210
Total liabilities and shareholders’ equity	$12,738,118			$12,600,444
Net interest income		$67,626			$67,980
Interest rate spread (2)(3)			2.05%			2.07%
Net interest-earning assets (4)	$1,510,159			$1,606,429
Net interest margin (2)(5)		2.18%			2.21%
Average interest-earning assets to average interest-bearing liabilities	113.88%			115.05%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended September 30, 2016			Fiscal Year Ended September 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$143,079	$641	0.45%	$851,047	$2,206	0.26%
Investment securities	162	2	1.23%	2,015	25	1.24%
Mortgage-backed securities	555,996	9,388	1.69%	572,232	9,546	1.67%
Loans (1)	11,380,798	375,624	3.30%	10,951,984	369,302	3.37%
Federal Home Loan Bank stock	69,658	2,786	4.00%	67,360	2,398	3.56%
Total interest-earning assets	12,149,693	388,441	3.20%	12,444,638	383,477	3.08%
Noninterest-earning assets	337,083			319,063
Total assets	$12,486,776			$12,763,701
Interest-bearing liabilities:
NOW accounts	$990,592	$1,289	0.13%	$995,736	$1,371	0.14%
Savings accounts	1,563,448	2,811	0.18%	1,636,093	3,045	0.19%
Certificates of deposit	5,756,861	85,900	1.49%	5,836,053	89,110	1.53%
Borrowed funds	2,284,881	28,026	1.23%	2,312,977	19,824	0.86%
Total interest-bearing liabilities	10,595,782	118,026	1.11%	10,780,859	113,350	1.05%
Noninterest-bearing liabilities	187,417			184,587
Total liabilities	10,783,199			10,965,446
Shareholders’ equity	1,703,577			1,798,255
Total liabilities and shareholders’ equity	$12,486,776			$12,763,701
Net interest income		$270,415			$270,127
Interest rate spread (2)			2.09%			2.03%
Net interest-earning assets (3)	$1,553,911			$1,663,779
Net interest margin (4)		2.23%			2.17%
Average interest-earning assets to average interest-bearing liabilities	114.67%			115.43%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.